EXHIBIT 99.1

HEICO Corporation Reports Record Sales, Operating Income and Net Income for the Third Quarter of Fiscal 2012; Confirms Fiscal 2012 Full Year Net Income Growth Estimate

3rd Quarter and Nine-Month Net Income up 13% on Net Sales
Increases of 15% and 18% and Operating Income Increases of 19% and 17%

HOLLYWOOD, Fla. and MIAMI, Aug. 22, 2012 (GLOBE NEWSWIRE) -- HEICO CORPORATION (NYSE:HEI.A) (NYSE:HEI) today reported that net income increased 13% to a record $23,128,000, or 43 cents per diluted share, for the third quarter of fiscal 2012, up from $20,402,000, or 38 cents per diluted share, for the third quarter of fiscal 2011. For the first nine months of fiscal 2012, net income increased 13% to a record $61,356,000, or $1.15 per diluted share, up from $54,306,000, or $1.02 per diluted share, for the first nine months of fiscal 2011.

Operating income increased 19% to a record $42,455,000 in the third quarter of fiscal 2012, up from $35,706,000 in the third quarter of fiscal 2011. For the first nine months of fiscal 2012, operating income increased 17% to a record $117,688,000, up from $100,991,000 in the first nine months of fiscal 2011.

The Company's consolidated operating margin improved to 18.8% in the third quarter of fiscal 2012, up from 18.1% in the third quarter of fiscal 2011. For the first nine months of fiscal 2012, the Company's consolidated operating margin was 18.0% compared to 18.2% for the first nine months of fiscal 2011.

Net sales increased 15% to a record $225,969,000 in the third quarter of fiscal 2012, up from $197,267,000 in the third quarter of fiscal 2011. For the first nine months of fiscal 2012, net sales increased 18% to a record $654,938,000, up from $555,972,000 for the first nine months of fiscal 2011.

Net income per diluted share for the third quarter of fiscal 2012 includes a 2 cent tax benefit from lower income tax expense attributable principally to higher R&D tax credits on fiscal 2011 tax returns filed during the current quarter.  Net income per diluted share for the third quarter of fiscal 2011 includes a 4 cent tax benefit from lower income tax expense attributable principally to lower state income taxes and higher R&D tax credits on tax returns filed during the third quarter of fiscal 2011.

Consolidated Results

Laurans A. Mendelson, HEICO's Chairman and CEO, commenting on the Company's third quarter results stated, "We are very pleased to report record quarterly highs in consolidated net sales, operating income and net income for our third quarter of fiscal 2012 on the strength of all-time record net sales and operating income within our Electronic Technologies Group and continued strong net sales and operating income within our Flight Support Group.  Additionally, our third quarter results mark the tenth consecutive quarter of net sales growth.

Our cash flow remained strong in the third quarter of fiscal 2012, with cash flow provided by operating activities totaling $33.0 million.  For the first nine months of fiscal 2012, cash flow provided by operating activities totaled $78.3 million compared to $85.0 million for the first nine months of fiscal 2011.  We continue to expect full year fiscal 2012 cash flow provided by operating activities to remain strong and approximate $130 million, which represents over 150% of fiscal 2012 net income.  Capital expenditures were $12.4 million in the first nine months of fiscal 2012 compared to $5.7 million in the first nine months of fiscal 2011.  Capital expenditures in fiscal 2012 are anticipated to approximate $18 - $20 million.

As a result of our strong cash flow, our net debt to shareholders' equity ratio was a low 20.1% as of July 31, 2012, with net debt (total debt less cash and cash equivalents) of $139.0 million principally reflecting the three acquisitions completed during the first nine months of fiscal 2012.  We have no significant debt maturities until fiscal 2017 and maintain significant borrowing capacity under our revolving line of credit for acquisition opportunities.

We believe that our strong cash flow and balance sheet will continue to allow us to take advantage of acquisition opportunities as they arise.  Our recently announced acquisition of CSI Aerospace is another example of our continuing strategy to acquire profitable, well managed businesses.  CSI's proprietary repair processes offer aircraft operators niche repairs which provide a unique value.  This is consistent with HEICO's strategy of offering our customers advanced and cost-saving aircraft maintenance alternatives.

Based on current market conditions, we estimate full year fiscal 2012 net sales to approximate $890 million, operating income to approximate $160 million and year-over-year growth in net income of 13% to 14%, which represents the high end of our previous net income growth estimate range.  We are pleased to confirm our growth estimates despite the near-term global economic uncertainties.  Additionally, full year fiscal 2012 depreciation and amortization expense is expected to approximate $30 million.  These estimates include the fiscal 2012 acquisitions of Switchcraft, Ramona Research, Moritz Aerospace and CSI Aerospace, but exclude the impact of additional acquisitions, if any."

Flight Support Group

Eric A. Mendelson, HEICO's Co-President and President of HEICO's Flight Support Group, commented on the Flight Support Group's third quarter results stating, "We are pleased to report another strong quarter for the Flight Support Group, with continued year-over-year improvement in net sales of our aerospace and industrial products, operating income and operating margins.

Net sales of our Flight Support Group were $140.8 million in the third quarter of fiscal 2012 compared to $140.7 million in the third quarter of fiscal 2011.  The slight increase in Flight Support Group net sales reflects a $1.2 million increase within our specialty product lines primarily attributed to increased demand for certain of our aerospace and industrial products and a $1.1 million increase within our aftermarket replacement parts product lines principally from increased market penetration from both new and existing product offerings partially offset by a slowing of aftermarket growth.  The aforementioned increases to our net sales were partially offset by a $2.3 million decrease in net sales within our repair and overhaul services principally reflecting a general slowing of airline capacity growth.  Net sales for the first nine months of fiscal 2012 increased 6% to a record $420.7 million, up from $395.2 million in the first nine months of fiscal 2011.  The increase in net sales in the first nine months of fiscal 2012 reflects organic growth approximating 5% as well as additional net sales contributed by an acquisition in the first quarter of fiscal 2011.  The organic growth in the Flight Support Group for the first nine months of fiscal 2012 is principally the result of increased market penetration from both new and existing product offerings within certain of our industrial product lines and aftermarket replacement parts product lines.

Operating income of the Flight Support Group increased 7% to $26.4 million for the third quarter of fiscal 2012, up from $24.6 million for the third quarter of fiscal 2011 and increased 15% to a record $78.5 million for the first nine months of fiscal 2012, up from $68.4 million for the first nine months of fiscal 2011.  The increase in operating income in the third quarter and first nine months of fiscal 2012 principally reflects improved operating margins.

Operating margins of the Flight Support Group improved to 18.7% for the third quarter and first nine months of fiscal 2012, up from 17.4% and 17.3% in the third quarter and first nine months of fiscal 2011, respectively.  The improved operating margins in the third quarter and first nine months of fiscal 2012 principally reflect sales of higher margin products within our specialty products and aftermarket replacement parts product lines."

Electronic Technologies Group

Victor H. Mendelson, HEICO's Co-President and President of HEICO's Electronic Technologies Group, commented on the Electronic Technologies Group's third quarter results stating, "Our all-time high in net sales and operating income for the third quarter of fiscal 2012 was driven by continued organic growth and the acquisition of profitable, well-managed businesses.

Net sales of our Electronic Technologies Group increased 51% to a record $86.5 million for the third quarter of fiscal 2012, up from $57.2 million for the third quarter of fiscal 2011 and increased 46% to a record $237.2 million for the first nine months of fiscal 2012, up from $162.5 million for the first nine months of fiscal 2011.  The increases in net sales for the third quarter and first nine months of fiscal 2012 reflect organic growth approximating 5% and 6%, respectively, primarily as a result of continued strength in demand for certain of our commercial aviation, defense, electronic and medical products.  The balance of the increase in net sales for the third quarter and first nine months of fiscal 2012 is attributed to additional net sales of approximately $26 million and $66 million, respectively, contributed from the acquisitions since the third quarter of fiscal 2011.

Operating income of the Electronic Technologies Group increased 36% to a record $21.0 million for the third quarter of fiscal 2012, up from $15.4 million for the third quarter of fiscal 2011 and increased 18% to a record $52.5 million for the first nine months of fiscal 2012, up from $44.6 million for the first nine months of fiscal 2011.  The increase in operating income for the third quarter and first nine months of fiscal 2012 is principally attributed to the operating income contributed by the acquired businesses and the organic sales growth.

Operating margins of the Electronic Technologies Group were 24.2% for the third quarter of fiscal 2012 compared to 26.9% for the third quarter of fiscal 2011 and 22.1% for the first nine months of fiscal 2012, compared to 27.4% for the first nine months of fiscal 2011.  The decreases in operating margins for the third quarter and first nine months of fiscal 2012 as compared to the same periods of fiscal 2011 principally reflect the dilutive impact of approximately 3% and 4%, respectively, from lower operating margins realized by Switchcraft and 3D Plus.

As discussed last quarter, the lower operating margin realized by 3D Plus in the first six months of fiscal 2012 reflects lower demand for certain of its products during the last six months of fiscal 2011.  As orders at 3D Plus returned to expected levels in early fiscal 2012, product deliveries and sales began to normalize in our third quarter of fiscal 2012, which helped to bring the operating margin of the Electronic Technologies Group to a more normal level.

As we previously reported, variations in product mix and the timing of customer delivery requirements cause the operating margins of the Electronic Technologies Group to vary from quarter to quarter.  Excluding 3D Plus and Switchcraft, the Electronic Technologies Group's operating margins for the third quarter and first nine months of fiscal 2012 would have been approximately 27% and 26%, respectively, which are comparable to the Electronic Technologies Group's full year operating margins, which normally approximate 25%."

(NOTE: HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects.  The only difference between the share classes is the voting rights.  The Class A Common Stock (HEI.A) receives 1/10 vote per share and the Common Stock (HEI) receives one vote per share.)

There are currently approximately 31.4 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 21.3 million shares of HEICO's Common Stock (HEI) outstanding.  The stock symbols for HEICO's two classes of common stock on most web sites are HEI.A and HEI.  However, some web sites change HEICO's Class A Common Stock trading symbol (HEI.A) to HEI/A or HEIa.

As previously announced, HEICO will hold a conference call on Thursday, August 23, 2012 at 9:00 a.m. Eastern Daylight Time to discuss its third quarter results.  Individuals wishing to participate in the conference call should dial: U.S. and Canada (877) 586-4323, International (706) 679-0934, wait for the conference operator and provide the operator with the Conference ID 18326873.  A digital replay will be available two hours after the completion of the conference for 14 days.  To access, dial: (404) 537-3406, and enter the Conference ID 18326873.

HEICO Corporation is engaged primarily in certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group.  HEICO's customers include a majority of the world's airlines and overhaul shops as well as numerous defense and space contractors and military agencies worldwide in addition to medical, telecommunications and electronics equipment manufacturers.  For more information about HEICO, please visit our web site at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies.  HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including, but not limited to: lower demand for commercial air travel or airline fleet changes, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; HEICO's ability to introduce new products and product pricing levels, which could reduce our sales or sales growth; and HEICO's ability to make acquisitions and achieve operating synergies from acquired businesses, customer credit risk, interest and income tax rates and economic conditions within and outside of the aviation, defense, space, medical, telecommunications and electronics industries, which could negatively impact our costs and revenues.  Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended July 31,
	2012	2011
Net sales	$225,969	$197,267
Cost of sales	141,717	127,442
Selling, general and administrative expenses	41,797	34,119
Operating income	42,455	35,706
Interest expense	(552)	(7)
Other expense	(131)	(57)
Income before income taxes and noncontrolling interests	41,772	35,642
Income tax expense	13,100	9,250
Net income from consolidated operations	28,672	26,392
Less: Net income attributable to noncontrolling interests	5,544	5,990
Net income attributable to HEICO	$23,128 (a)	$20,402 (b)

Net income per share attributable to HEICO shareholders: (c)
Basic	$.44 (a)	$.39 (b)
Diluted	$.43 (a)	$.38 (b)

Weighted average number of common shares outstanding: (c)
Basic	52,695	52,161
Diluted	53,288	53,212

	Three Months Ended July 31,
	2012	2011
Operating segment information:
Net sales:
Flight Support Group	$140,761	$140,748
Electronic Technologies Group	86,482	57,166
Intersegment sales	(1,274)	(647)
	$225,969	$197,267

Operating income:
Flight Support Group	$26,382	$24,551
Electronic Technologies Group	20,950	15,373
Other, primarily corporate	(4,877)	(4,218)
	$42,455	$35,706

HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Nine Months Ended July 31,
	2012	2011
Net sales	$654,938	$555,972
Cost of sales	417,240	355,850
Selling, general and administrative expenses	120,010	99,131
Operating income	117,688	100,991
Interest expense	(1,816)	(99)
Other income	190	149
Income before income taxes and noncontrolling interests	116,062	101,041
Income tax expense	38,700	30,000
Net income from consolidated operations	77,362	71,041
Less: Net income attributable to noncontrolling interests	16,006	16,735
Net income attributable to HEICO	$61,356 (a)	$54,306 (b)

Net income per share attributable to HEICO shareholders: (c)
Basic	$1.17 (a)	$1.05 (b)
Diluted	$1.15 (a)	$1.02 (b)

Weighted average number of common shares outstanding: (c)
Basic	52,651	51,965
Diluted	53,290	53,099

	Nine Months Ended July 31,
	2012	2011
Operating segment information:
Net sales:
Flight Support Group	$420,654	$395,193
Electronic Technologies Group	237,225	162,477
Intersegment sales	(2,941)	(1,698)
	$654,938	$555,972

Operating income:
Flight Support Group	$78,523	$68,385
Electronic Technologies Group	52,472	44,556
Other, primarily corporate	(13,307)	(11,950)
	$117,688	$100,991

HEICO CORPORATION
Footnotes to Condensed Consolidated Statements of Operations (Unaudited)

(a) During the third quarter of fiscal 2012, the Company filed its fiscal 2011 U.S. federal and state tax returns. As a result, the Company recognized an aggregate benefit, which increased net income attributable to HEICO by approximately $.9 million, or $.02 per diluted share, net of expenses, principally from higher research and development tax credits.

(b) During the third quarter of fiscal 2011, the Company filed its fiscal 2010 U.S. federal and state tax returns and amended certain prior year state tax returns. As a result, the Company recognized an aggregate benefit, which increased net income attributable to HEICO by approximately $2.0 million, or $.04 per diluted share, net of expenses, principally from state income apportionment updates and higher research and development tax credits.

(c) All share and per share information has been adjusted retrospectively to reflect a 5-for-4 stock split effected in April 2012.

HEICO CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	July 31, 2012	October 31, 2011
Cash and cash equivalents	$13,965	$17,500
Accounts receivable, net	113,747	106,414
Inventories, net	192,887	164,967
Prepaid expenses and other current assets	34,556	27,757
Total current assets	355,155	316,638
Property, plant and equipment, net	78,828	67,074
Goodwill	531,594	443,402
Intangible assets, net	147,210	78,157
Other assets	46,412	35,798
Total assets	$1,159,199	$941,069

Current maturities of long-term debt	$304	$335
Other current liabilities	114,102	123,055
Total current liabilities	114,406	123,390
Long-term debt, net of current maturities	152,615	39,823
Deferred income taxes	91,351	58,899
Other long-term liabilities	51,152	33,373
Total liabilities	409,524	255,485
Redeemable noncontrolling interests	59,096	65,430
Shareholders' equity	690,579	620,154
Total liabilities and equity	$1,159,199	$941,069

HEICO CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Nine Months Ended July 31,
	2012	2011
Operating Activities:
Net income from consolidated operations	$77,362	$71,041
Depreciation and amortization	22,175	13,426
Deferred income tax (benefit) provision	(1,191)	422
Tax benefit from stock option exercises	13,144	7,704
Excess tax benefit from stock option exercises	(12,091)	(6,347)
Stock option compensation expense	2,888	1,813
Decrease (increase) in accounts receivable	1,212	(3,468)
Increase in inventories	(13,171)	(8,053)
(Decrease) increase in current liabilities	(10,785)	10,340
Other	(1,240)	(1,880)
Net cash provided by operating activities	78,303	84,998

Investing Activities:
Acquisitions, net of cash acquired	(171,501)	(29,215)
Capital expenditures	(12,381)	(5,710)
Other	(144)	197
Net cash used in investing activities	(184,026)	(34,728)

Financing Activities:
Borrowings (payments) on revolving credit facility, net	113,000	(14,000)
Excess tax benefit from stock option exercises	12,091	6,347
Acquisitions of noncontrolling interests	(7,616)	(7,241)
Distributions to noncontrolling interests	(6,794)	(6,328)
Redemptions of common stock related to stock option exercises	(307)	(5,432)
Cash dividends paid	(5,689)	(4,494)
Revolving credit facility issuance costs	(3,028)	—
Proceeds from stock option exercises	387	2,088
Other	679	(233)
Net cash provided by (used in) financing activities	102,723	(29,293)

Effect of exchange rate changes on cash	(535)	68

Net (decrease) increase in cash and cash equivalents	(3,535)	21,045
Cash and cash equivalents at beginning of year	17,500	6,543
Cash and cash equivalents at end of period	$13,965	$27,588
CONTACT: Thomas S. Irwin (954) 987-4000 ext. 7560
         Carlos L. Macau (954) 987-4000 ext. 7570
         Victor H. Mendelson (305) 374-1745 ext. 7590